EMPLOYMENT SETTLEMENT AGREEMENT



      This Employment Settlement Agreement (this "Agreement") is by and between Talk Visual Corporation, a corporation organized and existing under the laws of the State of Nevada ("TVCP"), and Eugene Rosov, an individual residing in Miami Beach, Florida ("Rosov").

      WHEREAS, Rosov has served as Chief Executive Officer of TVCP under a verbal understanding beginning on November 1, 1999 with Videocall International Corporation, predecessor to TVCP as adopted and amended at various Board of Directors meetings (the "Verbal Agreement"); and

      WHEREAS, this certain Verbal Agreement shall be terminated effective February 12, 2002 (the "Effective Date"); and

      WHEREAS,  TVCP and Rosov intend to enter into a  termination  arrangement;
and

      NOW, THEREFORE, for good and valuable consideration of the mutual covenants herein contained and the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Rosov and TVCP acknowledge and agree that the Verbal Agreement is terminated effective on the Effective Date.

      2. Rosov and TVCP further acknowledge and agree that upon execution of this Agreement, TVCP shall forgive an existing debt obligation of Rosov to TVCP, as recorded on the books of TVCP, in the amount of Forty Thousand seven hundred sixty-six dollars and seventy-two cents ($40,766.72), plus any interest due. Rosov acknowledges the he is solely responsible for any federal or state income taxes due on those sums.

      3. Rosov and TVCP further acknowledge and agree that upon execution of this Agreement, TVCP shall be obligated for the following items:

         a) TVCP shall pay Rosov's health insurance premium for a five month period commencing February 1, 2002 and ending July 31, 2002.
         b) TVCP shall maintain insurance coverage on the BMW driven by Rosov though February 20, 2002.
         c)  Pay Rosov his current rate of pay through February 28, 2002.
         d) Upon receipt of a listing of all personal effects owned by Rosov located on TVCP premises, TVCP will promptly box and deliver all such items.

      4. Rosov and TVCP further acknowledge and agree that upon execution of this Agreement, Rosov shall be obligated for the following items:

         a) Rosov shall return all equipment or property owned by TVCP including but not limited to cell phone, keys, pass card and any other equipment located at TVCP or at Rosov's personal residence.

         b) Rosov agrees that all customer and other information known by Rosov is the exclusive property of TVCP and that use of this information or contact with TVCP customers for business purposes is strictly prohibited.

      5. Rosov and TVCP further acknowledge and agree that upon execution of this Agreement, Rosov, upon request by TVCP, consents to the following items:

         a) Rosov shall be available to assist his successor via telephone or in person, in transfer and transition of information, duties, activities, projects or any and all informational requirements for the successor to execute the duties of the position.

         b) Rosov agrees that he is responsible for all SEC filings required due to his ownership in three million shares of TVCP's common stock as evidenced by certificate number 1490.

         c) Rosov agrees to return the Company car currently in his possession by February 20, 2002, or such documentation from the dealer that such car has been purchased by Rosov or such lease and all associated liability has been transferred to Rosov.

      6. By this Agreement, TVCP and Rosov intend to resolve among themselves any and all claims, demands, actions or causes of action (including any in equity), whether known or unknown, contingent or otherwise, of whatsoever kind or nature for or because of any matter or thing done, omitted or suffered to be done by or on behalf of any party hereto (the "Claims").

      7. Except as set forth herein, Rosov and TVCP and their respective successors, assigns, partners, shareholders, officers, directors, employees, representatives and affiliates further hereby release, indemnify and hold each other harmless from any and all Claims arising prior to and including the date hereof and any other claims, liens causes of action or damages in any way directly or indirectly arising out of their respective obligations under the Verbal Agreement or otherwise.

      8. The parties further agree that they shall maintain the confidentiality of the terms of this Agreement, except as required by applicable law.

      9. Rosov and TVCP further agree to enter into any agreements or execute any further documentation reasonably required by the other to evidence and consummate the agreements set forth herein. In this regard, the parties further agree fully to reasonably cooperate with each other concerning the disposition or resolution of any claims or liabilities asserted by any third party against any of them, concerning the operation of TVCP (i.e., if any third party asserts false or fraudulent claims against any party hereto, the parties will cooperate with each other for the purpose of refuting and disposing of such claims; all out-of-pocket incurred by Rosov related to the disposition or resolution of such claims or liabilities will be paid by TVCP, to the extent of and in accordance with the indemnity obligations of TVCP in favor of its employees, officers and directors).

      10. This Agreement shall be construed under and is enforceable pursuant to the laws of the State of Florida. Any dispute under this Agreement shall be resolved in the courts of the state of Rosov's residence.

      11. Each party hereto acknowledges that it has read and understands the effect of this Agreement and that it is executing this Agreement of its own free will, has availed itself of the opportunity to consult with counsel of its own choice. Each party covenants to pay its own legal fees incurred in the negotiation of this Agreement and any matters related to this Agreement.

      EXECUTED to be effective the 12th day of February, 2002.

                              TALK VISUAL CORPORATION
                              a Nevada Corporation


                              By: /s/ Michael Zwebner
                                 --------------------------------
                              Name:   Michael Zwebner
                              Title:  Chairman


                              By: /s/ Eugene Rosov
                              -----------------------------------
                                      Eugene Rosov, Individually